Exhibit 99.1

FINISH LINE REPORTS 8% INCREASE IN 4th QUARTER COMPARABLE STORE

SALES AND SURPASSES $1 BILLION IN SALES FOR FISCAL YEAR

** Total sales increase 18% for Q4 and 18% for Fiscal 2005

** Comparable sales increase 8% on top of 19% gain for Q4 LY

** Comparable sales increase 9% for Fiscal 2005 on top of 20% gain for Fiscal 2004

** Increasing earnings guidance for Q4 and Fiscal 2005

INDIANAPOLIS- March 3, 2005-The Finish Line, Inc. (NASDAQ:FINL) reported net sales of $361,386,000 for the thirteen weeks ended February 26, 2005 (“4th quarter” or “Q4”), an increase of 18% (eighteen percent) over net sales of $305,262,000 for Q4 last year (“Q4 LY”). Comparable store net sales for Q4 increased 8% (eight percent) on top of a 19% (nineteen percent) increase reported for the comparable thirteen-week period last year. Effective with the beginning of Fiscal 2005, the Company has included internet sales from www.finishline.com in the comparable sales calculation. This change had the effect of increasing Q4 and year-to-date comparable sales 1% (one percent).

On a year to date basis, for the fifty-two weeks ended February 26, 2005, net sales were $1,166,768,000, an increase of 18% (eighteen percent) over net sales of $985,891,000 reported for the fifty-two week period last year ended February 28, 2004. Full year comparable store net sales increased 9% (nine percent) on top of a 20% (twenty percent) increase reported for the comparable fifty-two weeks last year.

The Company completed the acquisition of The Hang Up Shoppes, which does business under the trade name Man Alive, effective on the close of business January 29, 2005. The net sales reported above for Q4 and year-to-date include one month of net sales for Man Alive, a wholly owned subsidiary of The Finish Line, Inc. However, the net sales of Man Alive are not included in the comparable store net sales for either period reported.

Mr. Alan H. Cohen (Chairman and Chief Executive Officer) stated: “We are extremely pleased to end our fiscal year with another strong quarter. During Q4, we launched several marquee shoes and new product technologies from our brand partners. These product initiatives were well-received by our customers and give us positive momentum as we enter into a new fiscal year.

“The 9% comp increase YTD, on top of a 20% gain YTD LY, indicates that we continued to increase our market share in athletic specialty retail. Additionally, we achieved an important milestone for the first time in our 29-year history, surpassing one billion dollars in net sales. This achievement is a tribute to the dedication and hard work of our 12,000+ associates across the country along with our Board of Directors and brand partners.”

Due to sales exceeding plan and the leveraging of SG&A costs versus Q4 LY, the Company now anticipates that diluted income per share for the 4th quarter will range from $.54 to $.56 as compared to previous guidance of diluted income per share of $.52 to $.54. For Q4 LY the Company reported diluted income per share of $.43. Correspondingly, full Fiscal 2005 EPS guidance is being increased from a previous range of $1.20 to $1.22 to a new range of $1.22 to $1.24.

Like many companies in the retail industry, the Company is reviewing its accounting for leases in connection with recent views expressed by the Office of the Chief Accountant of the Securities and Exchange Commission on February 7, 2005 regarding certain operating lease and leasehold improvement accounting issues. The earnings guidance discussed above does not give effect to any potential adjustments pending the Company’s review of its lease-related accounting. It is currently anticipated that potential adjustments, if any, which the Company may make to its prior period and current period financial statements regarding these matters will have no impact on cash flows, net sales or comparable store sales. The Company expects to report earnings for Q4 on Wednesday, March 23rd, after the market closes followed by a live conference call on Thursday morning, March 24th at 8:30 am ET.

During Q4, the Company opened six new Finish Line stores and remodeled one existing store. The Company did not open or remodel any Man Alive stores during the four week period following the closing of this transaction. For the 2005 Fiscal year, the Company opened a total of 71 new Finish Line stores, remodeled 27 stores and closed four stores. As of February 26, 2005, the Company operated 598 Finish Line stores compared to 531 at February 28, 2004, an increase of 13%. In addition, Finish Line store square footage increased 11% to 3,414,000 square feet compared to 3,081,000 square feet at February 28, 2004. As of February 26, 2005, Man Alive operated 37 stores totaling 105,000 square feet.

The Company did not repurchase any shares of Class A Common Stock during Q4 under the current stock repurchase authorization, which expires December 31, 2007.

The Company will make available a recorded message covering fourth quarter net sales by dialing 1-706-645-9291 (Conference ID# = 4107851). This replay will be available for 48 hours beginning approximately 8:30 am ET Thursday, March 3rd. After the initial 48-hour period the recording will be available at www.finishline.com through March 11th.

The Company has experienced, and expects to continue to experience, significant variability in net sales and comparable store net sales from quarter to quarter. Therefore, the results of the periods presented herein are not necessarily indicative of the results to be expected for any other future period or year.

Certain statements contained in this press release regard matters that are not historical facts and are forward looking statements (as such term is defined in the rules promulgated pursuant to the Securities Act of 1933, as amended). Because such forward looking statements contain risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to: changing consumer preferences; the Company’s inability to successfully market its footwear, apparel, accessories and other merchandise; price, product and other competition from other retailers (including internet and direct manufacturer sales); the unavailability of products; the inability to locate and obtain favorable lease terms for the Company’s stores; the loss of key employees, general economic conditions and adverse factors impacting the retail athletic industry; management of growth; the outcome of the interpretation of certain accounting principles regarding certain operating lease and leasehold issues, and the other risks detailed in the Company’s Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly the results of any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

The Finish Line, Inc. is one of the nation’s leading athletic specialty retailers offering the best selection of footwear, apparel and accessories for men, women and kids. Finish Line is publicly traded on the NASDAQ National Market under the symbol FINL and currently operates 598 Finish Line stores in 46 states and online. In addition, the Company also operates 37 Man Alive stores in nine states. To learn more about The Finish Line, visit www.finishline.com and to learn more about Man Alive visit www.manalive.com.

/klh

Investor Relations:

CONTACT:	Kevin S. Wampler, 317-899-1022, EXTENSION 6914
Executive Vice President – CFO
THE FINISH LINE, INC., INDIANAPOLIS

Media Requests:

CONTACT:	Elise Hasbrook, 317-899-1022, ext 6827
Corporate Communications Manager